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Exhibit 5.2

[LETTER HEAD OF FRASER MILNER CASGRAIN s.r.l.]

July 23, 2003

Cascades Inc.
404 Marie-Victoria Blvd.
Kingsey Falls, Quebec,
Canada J0A 1B0

Dear Sirs:

Re: U.S.$450,000,000 aggregate principal amount 7 1/4% Senior Notes due 2013 of Cascades Inc.

We have acted as Canadian counsel to Cascades Inc., (the "Company") as well as its Canadian subsidiaries listed in Schedule A attached hereto (the "Covered Guarantors"), in connection with the offer to exchange (the "Exchange Offer") up to U.S. $450,000,000 aggregate principal amount of the Company's 7 1/4% Senior Notes due 2013 (the "Exchange Notes") that have been registered under the Securities Act of 1933 for an equal principal amount of the Company's 7 1/4% Senior Notes due 2013 outstanding on the date hereof (the "Private Notes"), to be issued pursuant to the Indenture, dated as of February 5, 2003 (the "Indenture"), as amended by the First Supplemental Indenture dated as of May 30, 2003, by and among the Company, as issuer, the Subsidiary Guarantors named therein, as subsidiary guarantors, and The Bank of New York, as trustee (the "Trustee"). The Private Notes are, and the Exchange Notes will be, guaranteed (each, a "Subsidiary Guarantee") on a joint and several basis by the Company's U.S. and Canadian subsidiaries (the "Subsidiary Guarantors").

For the purposes of these opinions, we have examined originals and copies, certified or otherwise identified to our satisfaction of such records, certificates, resolutions, instruments, documents and papers, including corporate records, instruments and certificates of public officials, and the certificates of officers, representatives of the Company and the Covered Guarantors and have made such examinations and investigations of law, as we have considered necessary or desirable as the basis for the opinions hereinafter expressed.

Our opinions herein are restricted to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable herein.

        Based upon the foregoing and subject to qualifications hereinafter expressed, we are of the opinion that:

1.
Each of the Company and the Covered Guarantors is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

2.
The Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company and when the Registration Statement on Form F-4 and Form S-4 relating to the Exchange Offer (the "Registration Statement") has become effective under the Securities Act of 1933 and the Exchange Notes are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in accordance with the terms of the Exchange Offer in exchange for the Private Notes, the Exchange Notes will have been validly executed, issued and delivered by the Company.

3.
The Subsidiary Guarantees of the Exchange Notes (the "Exchange Guarantees") of the Covered Guarantors have been duly authorized by all necessary corporate action on the part of each Covered Guarantor, and when the Registration Statement on Form F-4 and S-4 relating to the Exchange Offer has become effective under the Securities Act of 1933 and the Exchange Guarantees of the Covered Guarantors are delivered in accordance with the terms of the Exchange Offer in exchange for the Subsidiary Guarantees of the Covered Guarantors of the Private Notes, the Exchange Guarantees of the Covered Guarantors will have been validly executed, issued and delivered.

We have assumed, insofar as the opinions expressed in paragraph 3 relate to guarantees granted by the Covered Guarantors constituted under Part 1A of the Companies Act (Québec) the "Act"), that such Covered Guarantors have not violated the financial assistance restrictions set forth in Section 123.66 of the Act.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ FRASER MILNER CASGRAIN LLP

SCHEDULE A
Covered Guarantors

Cascades Boxboard Group Inc.
Cascades Boxboard Inc.
Cascades FjordCell Inc.
Cascades Forma-Pak Inc.
Cascades Dominion Inc.
Plastiques Cascades Inc.
Cascades Inopak Inc.
Cascades East Angus Inc.
Matériaux Cascades Inc.
Cascades Lupel Inc.
Désencrage C.M.D. Inc.
Cascades Multi-Pro Inc.
Cascades Enviropac Inc.
2851-5351 Québec Inc. (Commec enr.)
Cascades Fine Papers Group Inc.
Cascades Fine Papers Group Thunder Bay Inc.
Marathon Graphic Art Distribution Inc.
Cascades Tissue Group Inc.
Wood Wyant Inc.
3815285 Canada Inc.
3815315 Canada Inc.
4089235 Canada Inc.
4089278 Canada Inc.
4089294 Canada Inc.
4089260 Canada Inc.

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  Exhibit 5.2
SCHEDULE A Covered Guarantors